EXHIBIT 99.2

Two Rivers Clarifies Appointment of Sandro Piancone as Executive Director and Potential Acquisition

DENVER, CO, Aug. 20, 2019 (GLOBE NEWSWIRE) -- via NEWMEDIAWIRE – Two Rivers Water & Farming Company (“Two Rivers or the “Company”) (OTCQB: TURV) which acquires, manages and develops the infrastructure of various agricultural industries including water rights and hemp, clarifies its press release dated August 19, 2019 announcing Sandro Piancone as the Company’s executive director and Two Rivers’ planned acquisition of UST Mexico, Inc (“UST”).

The appointment of Sandro Piancone to the Two Rivers management team will be effective after the closing of the acquisition of UST, not immediately, as the prior release implied. The UST acquisition is currently at the due diligence stage and has not closed. If the acquisition of UST occurs, Mr. Piancone is expected to take primary responsibility for all the Company's hemp operations including UST Mexico as well as the farming, extraction, and consumer products business from the Vaxa acquisition.

About Two Rivers

Two Rivers is a Colorado-based company with a diverse asset base of land and water that plans to monetize assets through recently acquired hemp companies to form an integrated seed-to-consumer enterprise. The Company is positioned to grow various strains of hemp with proprietary genetics, to sell bulk biomass, process and extract Phytocannabinoids, and to develop and distribute consumer products. The Company has developed a line of proprietary whole-plant hemp-products, based on an innovative first-to-market Nature’s Whole Spectrum™ approach. To learn more about Two Rivers, visit www.2riverswater.com. To learn more about Two Rivers’ subsidiaries, visit www.vaxaglobal.com

Forward-Looking Statements

This news release contains “forward-looking statements,” as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements that are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Actual results could differ from those projected in any forward-looking statements due to numerous factors, including the inherent uncertainties associated with developing and acquiring land and water resources. There can be no assurance Two Rivers will be able to initiate and operate in accordance with its business plans. These forward-looking statements are made as of the date of this news release, and Two Rivers assumes any obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

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